SCHEDULE I

DISTRIBUTION AGREEMENT

VARIABLE TRUST FUNDS

VT Core Equity Fund1

VT Discovery Fund

VT Index Asset Allocation Fund

VT International Equity Fund

VT Intrinsic Value Fund

VT Omega Growth Fund

VT Opportunity Fund

VT Small Cap Growth Fund

VT Small Cap Value Fund

VT Total Return Bond Fund

1. On May 18, 2011, the Board of Trustees of Wells Fargo Variable Trust approved the merger of the VT Core Equity Fund into the VT Opportunity Fund.  Pending shareholder approval, the merger will become effective in the third quarter of 2011.

Most recent annual approval by the Board of Trustees:  March 25, 2011

Schedule I amended:   May 18, 2011